Exhibit 3.2

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

06/15/2021

Work Order Item Number:	W2021061500560-1395340
Filing Number:	20211536962
Filing Type:	Articles of Merger
Filing Date/Time:	6/15/2021 9:12:00 AM
Filing Page(s):	20

Indexed Entity Information:

Entity ID: E15168832021-4 **Entity Name:** Rezolute, Inc.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
REGISTERED AGENT SOLUTIONS, INC.
4625 WEST NEVSO DR STE 2, Las Vegas, NV 89103, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

Rezolute, Inc.

Nevada Business Identification # NV20212122684
Expiration Date: 06/30/2022

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 06/15/2021.

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certificate Number: B202106151756661
You may verify this certificate online at http://www.nvsos.gov

!!! "# $%&%'(()010%23 4 "# 010%%&)'5'0 '6%&601 0%58%08119@ "# A4! 01 BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Articles of Merger (PURSUANT TO NRS 92A.200) Page 1 USE BLACK INK ONLY· 00 NOT HIGHLIGHT Articles of Merger (Pursuant to NRS Chapter 92A) ~(~~ ABOVE SPACE IS FOR OFFICE USE ONLY 1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200): □ lfthere are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article one. r ---- - ------------------------ [!l ezo lute , Inc _ . _______________________________ ___, Name of merging entity [p elaware Jurisdiction Name of merging entity r L ---·-·--·--·- Jurisdiction Name of merging entity Jurisdiction ! Corporation Entity type * Entity type • Entity type • ! ________ __ __________________________ ~ Name of merging entity L Jurisdiction Entity type • and, I Rezolute Nevada Merger Corporat _ io _ n ________ _ ______________ ~ Name of surviving entity [ ------~ ! Nevada ! corporation Jurisdiction Entity type • • Corporation , non-profit corporation , limited partnership, limited-liability company or business trust. Filing Fee: $350.00 This form must be accompanied by appropriate fees . N evada Secretary of State 92A Merger Page 1 Revised : 1-5-15

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Articles of Merger (PURSUANT TO NRS 92A.200) Page 2 USE BLACK INK ONLY· DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY 2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190): Attn: c/o: r 3) Choose one: □ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200). The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180). 4) Owner's approval (NRS 92A.200) (options a, b or c must be used, as applicable, for each entity): □ If there are more than four merging entities, check box and attach an 8 1 /2" x 11" blank sheet containing the required information for each additional entity from the appropriate section of article four. (a) Owner's approval was not required from Name of merging entity, if applicable Name of merging entity, if applicable ,--- Name of merging entity, if applicable Name of merging entity, if applicable and, or; Name of surviving entity, if applicable This form must be accompanied by appropriate fees. ---- - ---------- 7 Nevada Secretary of State 92A Merger Page 2 Revised : 1-5-15

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Articles of Merger (PURSUANT TO NRS 92A.200) Page 3 USE BLACK INK ONLY - DO NOT HIGHLIGHT (b) The plan was approved by the required consent of the owners of•: ABOVE SPACE IS FOR OFFICE USE ONLY [i ezolute, Inc. __ _ ____________ .......... .. ___ _ --·---------~ Name of merging entity, if applicable L Name of merging entity, if applicable [_ ---- Name of merging entity, if applicable r [__ ___ ,_, .. Name of merging entity, if applicable and, or; r--- j Rezolute Nevada Merger Corporation Name of surviving entity, if applicable • Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger. This form must be accompanied by appropriate fees. Nevada Secretary of State 92A Merger Page 3 Revised: 1-5-15

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Articles of Merger (PURSUANT TO NRS 92A.200) Page 4 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY (c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160): The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation. r ----------------- - Name of merging entity, if applicable C Name of merging entity, if applicable r_ Name of merging entity, if applicable [__ Name of merging entity, if applicable and, or; [-- Name of surviving entity, if applicable 7 This form must be accompanied by appropriate fees. Nevada Secretary of State 92A Merger Page 4 Revised: 1-5-1 5

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Articles of Merger (PURSUANT TO NRS 92A.200) Page 5 USE BLACK INK ONLY· DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY 5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*: I Amended and restated articles of incorporation of the surviving entity will be adopted in connection 1with the merger. The amended and restated articles of incorporation of the surviving entity are included I herewith as Exhibit A. The amended and restated articles of incorporation reflect the change of the surviving entity's name from Rezolute Nevada Merger Company to Rezolute, Inc. 6) Location of Plan of Merger (check a orb): D (a) The entire plan of merger is attached; or, (b) The entire plan of merger is on file at the reg istered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200). 7) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed) Date: [ 06/ 18/2021 Time: I 12:01 am * Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.1 80 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed. This form must be accompanied by appropriate fees. Nevada Secretary of State 92A Merger Page 5 Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article eight.**

Rezolute, Inc.
Name of **merging** entity

DocuSigned by:
X Nevan Elam
1AD029072419473...

Signature	Title	Date
Nevan Elam	Chief Executive Officer	06/14/2021

Name of **merging** entity

Signature	Title	Date
X		

Name of **merging** entity

Signature	Title	Date
X		

Name of **merging** entity

Signature	Title	Date
X		

and,

Rezolute Nevada Merger Company
Name of **surviving** entity

DocuSigned by:
X Nevan Elam
1AD029072419473...

Signature	Title	Date
Nevan Elam	Chief Executive Officer	06/14/2021

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 6
Revised: 1-5-15

AGREEMENT AND PLAN OF MERGER This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 18, 2021 , is entered into between Rezolute, Inc., a Delaware corporation (the "Company"), and Rezolute Nevada Merger Corporation, a Nevada corporation and a wholly owned subsidiary of the Company ("NewCo"). WHEREAS, the Company, whose shares of common stock are registered pursuant to Section l 2(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), desires to reincorporate as a Nevada corporation and has formed NewCo in order to effectuate the reincorporation. WHEREAS, the board of directors of each of the Company and NewCo deems it advisable, fair to and in the best interests of such corporations and their respective stockholders that the Company be merged with and into NewCo, upon the terms and subject to the conditions herein stated, and that NewCo be the surviving corporation (the "Reincorporation Merger"). NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the parties hereto agree as follows: ARTICLE I The Reincorporation Merger: Effective Time SECTION 1. 1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into NewCo whereupon the separate existence of the Company shall cease. NewCo shall be the surviving corporation (the "Surviving Corporation") in the Reincorporation Merger and shall continue to be a corporation formed under the laws of the State of Nevada. The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL") and the Nevada Revised Statutes, as amended (the "NRS"), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company. SECTION 1.2. Effective Time. Unless this Agreement is terminated or abandoned in accordance with its terms, as soon as practicable following the satisfaction of the conditions set forth in Article V in accordance with the terms of this Agreement, the Company and NewCo shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State ofNevada (the "Nevada Articles of Merger") and a Certificate of Merger to be executed and filed with the Office of the Secretary of State of Delaware (the "Delaware Certificate of Merger"). The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the "Effective Time"). ARTICLE II Articles and Bylaws of the Surviving Corporation SECTION 2.1. The Articles of Incorporation. The articles of incorporation of NewCo in effect at the Effective Time shall be amended and restated and shall be substantially in the form as set forth on Exhibit A hereto, including to change the name of the Surviving Corporation to "Rezolute, Inc.", and such amended and restated articles shall be the articles of incorporation of the Surviving Corporation (such articles of incorporation, as so amended and restated, the "Articles of Incorporation"), until thereafter amended in accordance with the provisions provided therein or applicable law. SECTION 2.2. The Bylaws. Subject to the provisions of applicable laws, the bylaws ofNewCo in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended in accordance with the provisions provided therein or applicable law. ARTICLE III Officers, Directors, Committees, and Corporate Policies of the Surviving Corporation SECTION 3. I. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, become the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws. SECTION 3 .2. Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of all of the directors of the Company immediately prior to the Effective Time, each to serve in such capacity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws. SECTION 3.3. Committees. Each committee of the board of directors of the Company existing immediately prior to the Effective time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of the Surviving Corporation, consisting of the members of such committee of the Company immediately prior to the Effective Time and governed by the charter of such committee of the Company in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of the Surviving Corporation except that the governing law thereof shall be, from and after the Effective Time, the law of Nevada. Each member of a committee of the board of directors of the Surviving Corporation shall serve in such capacity until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the applicable committee charter and the Bylaws. SECTION 3.4. Corporate Policies. The corporate policies of the Surviving Corporation, including, without limitation, its code of business conduct, corporate governance guidelines, insider trading, conflict policies and director independence guidelines, effective as of, and immediately following, the Effective Time shall consist of the corporate policies, including, without limitation, the code of business conduct, corporate governance guidelines, insider trading, conflict policies and director independence guidelines, of the Company immediately prior to the Effective Time. 2

ARTICLE IV Effect of the Merger on Capital Stock; Certificates SECTION 4.1. Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, NewCo or the stockholders of the Company: (a) Each share of common stock, par value $0.00 I, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 4.1 (f) of this Agreement, shall be converted (without the surrender of stock certificates or any other action by NewCo, the Company or the stockholders of the Company) into one fully paid and non assessable share of common stock, par value $0.00 I, of the Surviving Corporation ("Surviving Corporation Common Stock"), and all shares of Company Common Stock shall be canceled and retired and shall cease to exist. (b) [Reserved] ( c) [Reserved] ( d) With respect to the number of shares of Company Common Stock reserved for issuance upon exercise of warrants, convertible securities or other securities of the Company, as the case may be, an equal number of shares of Surviving Corporation Common Stock shall be so reserved. ( e) With respect to the number of shares of Company Common Stock reserved for issuance under the Company's equity compensation plans (including all amendments or modifications, collectively, the "Plans"), an equal number of shares of Surviving Corporation Common Stock shall be so reserved. The Surviving Corporation shall assume the sponsorship of the Plans, the rights and obligations of the Company thereunder, and the rights and obligations of the Company under all award agreements evidencing any award issued under any Plan or any inducement award with respect to Company Common Stock (including all amendments and modifications, collectively, the "Award Agreements"), in each case in accordance with the terms thereof and applicable law. Each equity-based award with respect to Company Common Stock issued and outstanding immediately prior to the Effective Time that was granted pursuant to the Plans and the Award Agreements (an "Equity Award") shall be converted into a corresponding equity-based award with respect to the number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock underlying such Equity Award at the Effective Time, in accordance with the tenns of the applicable Plan and Award Agreement. Such converted equity-based award shall be subject to the same terms and conditions applicable to the corresponding Equity Award prior to the conversion, including any vesting and forfeiture conditions. Further, none of the execution of this Agreement, the Reincorporation Merger or other transaction contemplated herein is intended, or shall be deemed, to constitute a "Change in Control" (or term of similar import) under any Plan, Award Agreement, employment agreement or other employee benefit plan of the Company or its affiliates. (f) Each share of common stock, par value $0.001 , ofNewCo registered in the name of the Company shall be reacquired by the Surviving Corporation and canceled and retired, and shall resume the status of authorized and unissued Surviving Corporation Common Stock. No shares of Surviving Corporation Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof. SECTION 4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock ( other than shares canceled pursuant to Section 4.1 (e) of this Agreement), or options, warrants or other securities of the Company shall 3 be deemed for all purposes to evidence ownership of and to represent a number of shares of Surviving Corporation Common Stock, as the case be, equal to the number of shares of Company Common Stock represented thereby or that were acquirable pursuant to such Company options, warrants or other securities of the Surviving Corporation, as the case may be, into which the shares of Company Common Stock, or options, warrants or other securities of the Company represented by such certificates shall have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Corporation Common Stock or options, warrants or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate, as above provided. ARTICLEV Conditions SECTION 5. I. Conditions to the Obligations of Each Party. The respective obligation of each party hereto to effectuate the Reincorporation Merger is subject to satisfaction of the following conditions: (a) the holders of a majority of the outstanding shares of Company Common Stock shall have adopted this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of the Company prior to the Effective Time; and (b) any and all consents, approvals, authorizations or permits, filings or notifications deemed in the sole discretion of the Company to be material to the consummation of the Reincorporation Merger ("Required Consents") shall have been obtained and shall be in full force and effect, including, without limitation, (i) consents, registrations, approvals, findings of suitability, licenses, declarations, notifications or filings required to be made, given or obtained under applicable laws, rules and regulations in connection with this Agreement or the consummation of the Reincorporation Merger: provided. however, that either of the parties hereto may waive this condition (b ), in its sole discretion to the extent permitted by law, with respect to any and all Required Consents. ARTICLE VI Termination SECTION 6.1. Termination. This Agreement may be terminated and the Reincorporation Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the holders of Company Common Stock referred to in Section 5 .1 , if the board of directors of the Company determines for any reason that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or NewCo, or any of their respective stockholders, directors or officers. 4

ARTICLE VII Miscellaneous and General SECTION 7.1. Modification or Amendment. Subject to the provisions of applicable laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the holders of Company Common Stock shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of the Company, (b) alter or change any provision of the Articles of Incorporation or the bylaws of the Surviving Corporation that will become effective immediately following the Reincorporation Merger other than as provided herein or ( c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of capital stock of either of the parties hereto. SECTION 7 .2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. SECTION 7.3. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. SECTION 7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. SECTION 7.5. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. SECTION 7 .6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. SECTION 7.7. Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. [ Signature page follows] 5

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above. Rezolute, Inc. ~ OocuSlgned by: NM414, :flmt van21vtam473 ... Chief Executive Officer Rezolute Nevada Merger Corporation c=~ Af10~lftW473 Chief Executive Officer 6

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF REZOLUTE NEVADA MERGER CORPORATION Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Rezolute Nevada Merger Corporation, a Nevada corporation, does hereby certify as follows: A. The Agreement and Plan of Merger, dated as of June 18, 2021 by and between Rezolute, Inc., a Delaware corporation (the "Company"), and Rezolute Nevada Merger Corporation, a Nevada corporation (the "Merger Agreement") provides for the amendment and restatement of the corporation's articles of incorporation as set forth below. B. The Merger Agreement, and the amendment and restatement of the corporation's articles of incorporation (including the change of the name of the corporation) contemplated thereby and as set forth below, have been duly approved by the board of directors and the sole stock.ho Ider of the corporation, which is sufficient for approval thereof. The board of directors and sole stockholder have determined and declared such amendment and restatement to be advisable, fair to and in the best interests of the corporation. C. This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to be effective at 12:01 am local time on June 18, 2021 as follows: AMENDED AND RESTATED ARTICLES OF INCORPORATION OF REZOLUTE, INC. FIRST: The name of the corporation is Rezolute, Inc. (the "Corporation"). SECOND: The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada. THIRD: The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada. FOURTH: A. Designation and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Forty Million Four Hundred Thousand (40,400,000) shares, consisting of Forty Million (40,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and Four Hundred Thousand (400,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote 4831-8409-85401 !

of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation. B. Preferred Stock. 1. The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the "Board of Directors") providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation, as amended from time to time (these "Articles oflncorporation") or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof. 2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation and number of the shares of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof, to the fullest extent such authority may be conferred upon the Board of Directors under Nevada Revised Statutes. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. C. Common Stock. I. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder. The term "Restated Articles of Incorporation" as used herein shall mean the Restated Articles of Incorporation of the Corporation as amended from time to time. 2. Voting. The holders of the Common Stock are entitled to one vote for each share held; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Articles of Incorporation (including any certificate of designation relating to Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Articles of Incorporation (including any certificate of designation relating to Preferred Stock). 483 1-8409-8540\ I

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Articles oflncorporation or the Bylaws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent. D. Special meetings of the stockholders may only be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Restated Articles of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. SIXTH: A. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. B. The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock under specified circumstances, shall be a single class. At each annual meeting of stockholders, directors elected to succeed those directors, other than directors elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected for a term of office to expire at the succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Restated Articles oflncorporation becomes effective. C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and 483 1-8409-8540\ I directors so chosen shall serve for a tenn expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. E. Subject to the rights of the holders ofany series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then- outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class. SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Articles of Incorporation, the affirmative vote of the holders of at least Fifty percent (50%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation. EIGHTH: A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "lndemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Nevada Revised Statutes , as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Paragraph C of this Article EIGHTH with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with 4831-8409-8540\1 a proceeding ( or part thereof) initiated by such Indemnitee unless such proceeding ( or part thereof) was authorized by the Board of Directors of the Corporation. B. In addition to the right to indemnification conferred in Paragraph A of this Article EIGHTH, an lndemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada Revised Statutes requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such lndemnitee is not entitled to be indemnified for such expenses under this Paragraph B or otherwise. C. If a claim under Paragraph A or B of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Nevada Revised Statutes . Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indernnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Nevada Revised Statutes, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indernnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation. D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Incorporation as amended from time to 483 1-8409-8540\ I time, the Corporation's Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes . F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation. G. The rights conferred upon Indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal. H. If any word, clause, provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any section of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Nevada Revised Statutes; or (iv) for any transaction from which the director derived anpersonal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Nevada Revised Statutes is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Nevada Revised Statues, as so amended. All references in this Article NINTH to a 483 1-8409-8540\ I director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article ELEVENTH). TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Articles of Incorporation in the manner prescribed by the Nevada Revised Statutes and all rights conferred upon stockholders are granted subject to this reservation, provided that in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Articles of Incorporation, the affinnative vote of the holders of shares of voting stock of the Corporation representing at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles FIFITH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Article ELEVENTH of this Restated Articles of Incorporation. ELEVENTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Nevada Revised Statutes and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Nevada Revised Statutes, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article ELEVENTH and any such agreement, the term, "Continuing Directors," shall mean (I) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors. [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.] 4831-8409-8540\ I

IN WITNESS WHEREOF, the undersigned officer has executed this Amended and Restated Articles of Incorporation of Rezolute, Inc. as of June 14, 2021. REZOLUTE, INC By: Nevan Elam Its: Chief Executive Officer 483 1-8409-854011